CORPORATE INTEGRITY AGREEMENT
BETWEEN THE
OFFICE OF INSPECTOR GENERAL
OF THE
DEPARTMENT OF HEALTH AND HUMAN SERVICES
AND
DIVERSICARE HEALTHCARE SERVICES, INC.

I.    PREAMBLE
Diversicare Healthcare Services, Inc. (Diversicare) hereby enters into this Corporate Integrity Agreement (CIA) with the Office of Inspector General (OIG) of the United States Department of Health and Human Services (HHS) to promote compliance with the statutes, regulations, and written directives of Medicare, Medicaid, and all other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) (Federal health care program requirements). Contemporaneously with this CIA, Diversicare is entering into a Settlement Agreement with the United States.
II.    TERM AND SCOPE OF THE CIA
A.    The period of the compliance obligations assumed by Diversicare under this CIA shall be five years from the effective date of this CIA. The “Effective Date” shall be the date on which the final signatory of this CIA executes this CIA. Each one-year period, beginning with the one-year period following the Effective Date, shall be referred to as a “Reporting Period.”
B.    Sections VII, X, and XI shall expire no later than 120 days after OIG’s receipt of: (1) Diversicare’s final Annual Report or (2) any additional materials submitted by Diversicare pursuant to OIG’s request, whichever is later.
C.    For purposes of this CIA, the term “Covered Persons” includes: (1) all owners who are natural persons (other than shareholders who: (1) have an ownership interest of less than 5% and (2) acquired the ownership interest through public trading), officers, directors, and employees of Diversicare; (2) all contractors, subcontractors, agents, and other persons who furnish patient care items or services or who perform billing or coding functions on behalf of Diversicare, excluding vendors whose sole connection with Diversicare is selling or otherwise providing medical supplies or equipment to Diversicare; and (3) all physicians and other non-physician practitioners who are members of Diversicare’s active medical staff. Notwithstanding the above, the term “Covered Persons” does not include part-time or per diem employees, contractors, subcontractors, agents, and other persons who are not reasonably expected to work more than 160 hours during a Reporting Period, except that any such individuals shall become “Covered Persons” at the point when the work more than 160 hours during a Reporting Period.
III.    CORPORATE INTEGRITY OBLIGATIONS
Diversicare shall establish and maintain a Compliance Program that includes the following elements:
A.    Compliance Officer and Committee, Board of Directors, and Management Compliance Obligations
1.    Compliance Officer. Within 90 days after the Effective Date, Diversicare shall appoint a Compliance Officer and shall maintain a Compliance Officer for the term of the CIA. The Compliance Officer shall be an employee and a member of senior management of Diversicare, shall report directly to the Chief Executive Officer of Diversicare, and shall not be or be subordinate to the General Counsel or Chief Financial Officer or have any responsibilities that involve acting in any capacity as legal counsel or supervising legal counsel functions for Diversicare. The Compliance Officer shall be responsible for, without limitation:

a.	developing and implementing policies, procedures, and practices designed to ensure compliance with the requirements set forth in this CIA and with Federal health care program requirements;

b.
making periodic (at least quarterly) reports regarding compliance matters in person to the Board of Directors of Diversicare (Board) and shall be authorized to report on such matters to the Board at any time. Written documentation of the Compliance Officer’s reports to the Board shall be made available to OIG upon request; and

c.	monitoring the day-to-day compliance activities engaged in by Diversicare as well as any reporting obligations created under this CIA.
Any noncompliance job responsibilities of the Compliance Officer shall be limited and must not interfere with the Compliance Officer’s ability to perform the duties outlined in this CIA.
Diversicare shall report to OIG, in writing, any changes in the identity of the Compliance Officer, or any actions or changes that would affect the Compliance Officer’s ability to perform the duties necessary to meet the obligations in this CIA, within five business days after such a change.
2.    Compliance Directors. Within 90 days after the Effective Date, Diversicare shall appoint two individuals to serve as Compliance Directors. Diversicare shall maintain the Compliance Directors for the duration of the CIA. The Compliance Directors shall be responsible for implementing policies, procedures, and practices designed to ensure compliance with the requirements set forth in this CIA and with Federal health care program requirements for their assigned facilities of the Company, and shall monitor the day-to-day compliance activities for their assigned facilities. The Compliance Directors shall report to the Compliance Officer, and shall be members of the Compliance Committee. The Compliance Directors shall make periodic (at least quarterly) written reports regarding compliance matters directly to the Compliance Officer, and shall be authorized to report on such matters directly to the Compliance Committee and the Board of Directors at any time. Diversicare shall report to OIG, in writing, any actions or changes that would affect any Compliance Director’s ability to perform the duties necessary to meet the obligations in this CIA, within 30 days after such a change.
3.    Compliance Committee. Within 90 days after the Effective Date, Diversicare shall appoint a Compliance Committee. The Compliance Committee shall, at a minimum, include the Compliance Officer, Compliance Directors, and other members of senior management necessary to meet the requirements of this CIA (e.g., senior executives of relevant departments, such as billing, clinical, human resources, audit, and operations). The Compliance Officer shall chair the Compliance Committee and the Compliance Committee shall support the Compliance Officer in fulfilling his/her responsibilities (e.g., shall assist in the analysis of Diversicare’s risk areas and shall oversee monitoring of internal and external audits and investigations). The Compliance Committee shall meet at least quarterly. The minutes of the Compliance Committee meetings shall be made available to OIG upon request.
Diversicare shall report to OIG, in writing, any actions or changes that would affect the Compliance Committee’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 business days after such a change.
4.    Board Compliance Obligations. The Board of Diversicare shall be responsible for the review and oversight of matters related to compliance with Federal health care program requirements and the obligations of this CIA. The Board must include independent (i.e., non-employee and non-executive) members.
The Board shall, at a minimum, be responsible for the following:

a.	meeting at least quarterly to review and oversee Diversicare’s compliance program, including but not limited to the performance of the Compliance Officer and Compliance Committee;

b.
submitting to OIG a description of the documents and other materials it reviewed, as well as any additional steps taken, such as the engagement of an independent advisor or other third-party resources, in its oversight of the compliance program and in support of making the resolution below during each Reporting Period; and

c.
for each Reporting Period of the CIA, adopting a resolution, signed by each member of the Board summarizing its review and oversight of Diversicare’s compliance with Federal health care program requirements and the obligations of this CIA.

d.
for the first and third Reporting Periods of the CIA, the Board shall retain an individual or entity with expertise in compliance with Federal health care program requirements (Compliance Expert) to perform a review of the effectiveness of Diversicare’s Compliance Program (Compliance Program Review). The Compliance Expert shall create a work plan for the Compliance Program Review and prepare a written report about the Compliance Program Review. The written report (Compliance Program Review Report) shall include a description of the Compliance Program Review and any recommendations with respect to Diversicare’s compliance program. The Board shall review the Compliance Program Review Report as part of its review and oversight of Diversicare’s compliance program. A copy of the Compliance Program Review report shall be provided to OIG in each Annual Report submitted by Diversicare. In addition, copies of any materials provided to the Board by the Compliance Expert, along with minutes of any meetings between the Compliance Expert and the Board, shall be made available to OIG upon request.

At minimum, the resolution shall include the following language:
“The Board has made a reasonable inquiry into the operations of Diversicare’s Compliance Program, including the performance of the Compliance Officer and the Compliance Committee. Based on its inquiry and review, the Board has concluded that, to the best of its knowledge, Diversicare has implemented an effective Compliance Program to meet Federal health care program requirements and the obligations of the CIA.”
If the Board is unable to provide such a conclusion in the resolution, the Board shall include in the resolution a written explanation of the reasons why it is unable to provide the conclusion and the steps it is taking to implement an effective Compliance Program at Diversicare.
Diversicare shall report to OIG, in writing, any changes in the composition of the Board, or any actions or changes that would affect the Board’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 business days after such a change.
5.    Management Certifications. In addition to the responsibilities set forth in this CIA for all Covered Persons, certain Diversicare employees (Certifying Employees) are expected to monitor and oversee activities within their areas of authority and shall annually certify that the applicable Diversicare department is in compliance with applicable Federal health care program requirements and the obligations of this CIA. These Certifying Employees shall include, at a minimum, the following: Chief Executive Officer; Chief Financial Officer; Chief Operating Officer; Senior Vice President of Clinical Ops; Senior Vice President of Human Resources; Senior Vice President of Finance; Senior Vice President, Chief Legal Officer; Senior Vice President, Chief Information Officer; Vice President – Revenue Cycle; or equivalent positions. For each Reporting Period, each Certifying Employee shall sign a certification that states:
“I have been trained on and understand the compliance requirements and responsibilities as they relate to [insert name of department], an area under my supervision. My job responsibilities include ensuring compliance with regard to the [insert name of department] with all applicable Federal health care program requirements, obligations of the Corporate Integrity Agreement, and Diversicare policies, and I have taken steps to promote such compliance. To the best of my knowledge, the [insert name of department] of Diversicare is in compliance with all applicable Federal health care program requirements and the obligations of the Corporate Integrity Agreement. I understand that this certification is being provided to and relied upon by the United States.”
If any Certifying Employee is unable to provide such a certification, the Certifying Employee shall provide a written explanation of the reasons why he or she is unable to provide the certification outlined above.
Within 90 days after the Effective Date, Diversicare shall develop and implement a written process for Certifying Employees to follow for the purpose of completing the certification required by this section (e.g., reports that must be reviewed, assessments that must be completed, sub-certifications that must be obtained, etc. prior to the Certifying Employee making the required certification).

B.	Written Standards
Within 90 days after the Effective Date, Diversicare shall develop and implement written policies and procedures regarding the operation of its compliance program, including the compliance program requirements outlined in this CIA and Diversicare’s compliance with Federal health care program requirements (Policies and Procedures). Throughout the term of this CIA, Diversicare shall enforce its Policies and Procedures and shall make compliance with its Policies and Procedures an element of evaluating the performance of all employees. The Policies and Procedures shall be made available to all Covered Persons.
At least annually (and more frequently, if appropriate), Diversicare shall assess and update, as necessary, the Policies and Procedures. Any new or revised Policies and Procedures shall be made available to all Covered Persons.
All Policies and Procedures shall be made available to OIG upon request.

C.	Training and Education
1.     Covered Persons Training. Within 90 days after the Effective Date, Diversicare shall develop a written plan (Training Plan) that outlines the steps Diversicare will take to ensure that all Covered Persons receive at least annual training regarding Diversicare’s CIA requirements and Compliance Program and the applicable Federal health care program requirements, including the requirements of the Anti-Kickback Statute and the Stark Law. The Training Plan shall include information regarding the following: training topics, categories of Covered Persons required to attend each training session, length of the training session(s), schedule for training, and format of the training. Diversicare shall furnish training to its Covered Persons pursuant to the Training Plan during each Reporting Period.
2.    Board Training. In addition to the training described in Section III.C.1, within 90 days after the Effective Date, each member of the Board shall receive training regarding the corporate governance responsibilities of board members and the responsibilities of board members with respect to review and oversight of the Compliance Program. Specifically, the training shall address the unique responsibilities of health care Board members, including the risks, oversight areas, and strategic approaches to conducting oversight of a health care entity. This training may be conducted by an outside compliance expert hired by the Board and should include a discussion of the OIG’s guidance on Board member responsibilities.
New members of the Board shall receive the Board training described above within 30 days after becoming a member or within 90 days after the Effective Date, whichever is later.
3.    Training Records. Diversicare shall make available to OIG, upon request, training materials and records verifying that the training described in Sections III.C.1 and III.C.2 has been provided as required.
D.    Review Procedures
1.    General Description

a.
Engagement of Independent Review Organization. Within 90 days after the Effective Date, Diversicare shall engage an entity (or entities), such as an accounting, auditing, or consulting firm (hereinafter “Independent Review Organization” or “IRO”), to perform the reviews listed in this Section III.D. The applicable requirements relating to the IRO are outlined in Appendix A to this CIA, which is incorporated by reference.

b.
Retention of Records. The IRO and Diversicare shall retain and make available to OIG, upon request, all work papers, supporting documentation, correspondence, and draft reports (those exchanged between the IRO and Diversicare) related to the reviews.

c.
Access to Records and Personnel. Diversicare shall ensure that the IRO has access to all records and personnel necessary to complete the reviews listed in this Section III.D and that all records furnished to the IRO are accurate and complete.

2.    Claims Review. The IRO shall review claims submitted by Diversicare and reimbursed by the Medicare program, to determine whether the items and services furnished were medically necessary and appropriately documented and whether the claims were correctly coded, submitted and reimbursed (Claims Review) and shall prepare the Claims Review Reports, as outlined in Appendix B to this CIA, which is incorporated by reference.
3.    Independence and Objectivity Certification. The IRO shall include in its report(s) to Diversicare a certification that the IRO has (a) evaluated its professional independence and objectivity with respect to the reviews required under this Section III.D and (b) concluded that it is, in fact, independent and objective, in accordance with the requirements specified in Appendix A to this CIA. The IRO’s certification shall include a summary of all current and prior engagements between Diversicare and the IRO.
E.    Risk Assessment and Internal Review Process
Within 90 days after the Effective Date, Diversicare shall develop and implement a centralized annual risk assessment and internal review process to identify and address risks associated with Diversicare’s participation in the Federal health care programs, including but not limited to the risks associated with the submission of claims for items and services furnished to Medicare and Medicaid program beneficiaries. The Compliance Committee shall be responsible for implementation and oversight of the risk assessment and internal review process. The risk assessment and internal review process shall be conducted at least annually and shall require Diversicare to: (1) identify and prioritize risks, (2) develop internal audit work plans related to the identified risk areas, (3) implement the internal audit work plans, (4) develop corrective action plans in response to the results of any internal audits performed, and (5) track the implementation of the corrective action plans in order to assess the effectiveness of such plans. Diversicare shall maintain the risk assessment and internal review process for the term of the CIA.
F.    Disclosure Program
Within 90 days after the Effective Date, Diversicare shall establish a Disclosure Program that includes a mechanism (e.g., a toll-free compliance telephone line) to enable individuals to disclose, to the Compliance Officer or some other person who is not in the disclosing individual’s chain of command, any identified issues or questions associated with Diversicare’s policies, conduct, practices, or procedures with respect to a Federal health care program believed by the individual to be a potential violation of criminal, civil, or administrative law. Diversicare shall appropriately publicize the existence of the disclosure mechanism (e.g., via periodic e-mails to employees or by posting the information in prominent common areas).
The Disclosure Program shall emphasize a nonretribution, nonretaliation policy and shall include a reporting mechanism for anonymous communications for which appropriate confidentiality shall be maintained. The Disclosure Program also shall include a requirement that all of Diversicare’s Covered Persons shall be expected to report suspected violations of any Federal health care program requirements to the Compliance Officer or other appropriate individual designated by Diversicare. Upon receipt of a disclosure, the Compliance Officer (or designee) shall gather all relevant information from the disclosing individual. The Compliance Officer (or designee) shall make a preliminary, good faith inquiry into the allegations set forth in every disclosure to ensure that he or she has obtained all of the information necessary to determine whether a further review should be conducted. For any disclosure that is sufficiently specific so that it reasonably: (1) permits a determination of the appropriateness of the alleged improper practice; and (2) provides an opportunity for taking corrective action, Diversicare shall conduct an internal review of the allegations set forth in the disclosure and ensure that proper follow-up is conducted.
The Compliance Officer (or designee) shall maintain a disclosure log and shall record all disclosures, whether or not related to a potential violation of criminal, civil, or administrative law related to the Federal health care programs, in the disclosure log within two business days of receipt of the disclosure. The disclosure log shall include a summary of each disclosure received (whether anonymous or not), the individual or department responsible for reviewing the disclosure, the status of the review, and any corrective action taken in response to the review.
G.    Ineligible Persons
1.    Definitions. For purposes of this CIA:

a.	an “Ineligible Person” shall include an individual or entity who:

i.	is currently excluded from participation in any Federal health care program; or

ii.	has been convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a) but has not yet been excluded.

b.	“Exclusion List” means the HHS/OIG List of Excluded Individuals/Entities (LEIE) (available through the Internet at http://www.oig.hhs.gov).
2.    Screening Requirements. Diversicare shall ensure that all prospective and current Covered Persons are not Ineligible Persons, by implementing the following screening requirements.

a.
Diversicare shall screen all prospective Covered Persons against the Exclusion List prior to engaging their services and, as part of the hiring or contracting process or medical staff credentialing process, shall require such Covered Persons to disclose whether they are Ineligible Persons.

b.	Diversicare shall screen all current Covered Persons against the Exclusion List within 90 days after the Effective Date and on a monthly basis thereafter.

c.	Diversicare shall implement a policy requiring all Covered Persons to disclose immediately if they become an Ineligible Person.
Nothing in this Section III.G affects Diversicare’s responsibility to refrain from (and liability for) billing Federal health care programs for items or services furnished, ordered, or prescribed by an excluded person. Diversicare understands that items or services furnished, ordered, or prescribed by excluded persons are not payable by Federal health care programs and that Diversicare may be liable for overpayments and/or criminal, civil, and administrative sanctions for employing or contracting with an excluded person regardless of whether Diversicare meets the requirements of Section III.G.
3.    Removal Requirement. If Diversicare has actual notice that a Covered Person has become an Ineligible Person, Diversicare shall remove such Covered Person from responsibility for, or involvement with, Diversicare’s business operations related to the Federal health care program(s) from which such Covered Person has been excluded and shall remove such Covered Person from any position for which the Covered Person’s compensation or the items or services furnished, ordered, or prescribed by the Covered Person are paid in whole or part, directly or indirectly, by any Federal health care program(s) from which the Covered Person has been excluded at least until such time as the Covered Person is reinstated into participation in such Federal health care program(s).
4.    Pending Charges and Proposed Exclusions. If Diversicare has actual notice that a Covered Person is charged with a criminal offense that falls within the scope of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(1)-(3), or is proposed for exclusion during the Covered Person’s employment or contract term or during the term of a physician’s or other practitioner’s medical staff privileges, Diversicare shall take all appropriate actions to ensure that the responsibilities of that Covered Person have not and shall not adversely affect the quality of care rendered to any beneficiary or the accuracy of any claims submitted to any Federal health care program.
H.    Notification of Government Investigation or Legal Proceeding
Within 30 days after discovery, Diversicare shall notify OIG, in writing, of any ongoing investigation or legal proceeding known to Diversicare conducted or brought by a governmental entity or its agents involving an allegation that Diversicare has committed a crime or has engaged in fraudulent activities. This notification shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding. Diversicare also shall provide written notice to OIG within 30 days after the resolution of the matter and a description of the findings and/or results of the investigation or proceeding, if any.
I.    Overpayments
1.    Definition of Overpayment. An “Overpayment” means any funds that Diversicare receives or retains under any Federal health care program to which Diversicare, after applicable reconciliation, is not entitled under such Federal health care program.
2.    Overpayment Policies and Procedures. Within 90 days after the Effective Date, Diversicare shall develop and implement written policies and procedures regarding the identification, quantification, and repayment of Overpayments received from any Federal health care program.
J.    Reportable Events
1.    Definition of Reportable Event. For purposes of this CIA, a “Reportable Event” means anything that involves:

a.	a substantial Overpayment;

b.
a matter that a reasonable person would consider a probable violation of criminal, civil, or administrative laws applicable to any Federal health care program for which penalties or exclusion may be authorized;

c.	the employment of or contracting with or having as a member of the active medical staff a Covered Person who is an Ineligible Person as defined by Section III.G.1.a; or

d.	the filing of a bankruptcy petition by Diversicare.
A Reportable Event may be the result of an isolated event or a series of occurrences.
2.    Reporting of Reportable Events. If Diversicare determines (after a reasonable opportunity to conduct an appropriate review or investigation of the allegations) through any means that there is a Reportable Event, Diversicare shall notify OIG, in writing, within 30 days after making the determination that the Reportable Event exists.
3.    Reportable Events under Section III.J.1.a. and III.J.1.b. For Reportable Events under Section III.J.1.a and b, the report to OIG shall include:

a.
a complete description of all details relevant to the Reportable Event, including, at a minimum, the types of claims, transactions or other conduct giving rise to the Reportable Event; the period during which the conduct occurred; and the names of individuals and entities believed to be implicated, including an explanation of their roles in the Reportable Event;

b.	a statement of the Federal criminal, civil or administrative laws that are probably violated by the Reportable Event, if any;

c.	the Federal health care programs affected by the Reportable Event;

d.	a description of the steps taken by Diversicare to identify and quantify any Overpayments; and

e.	a description of Diversicare’s actions taken to correct the Reportable Event and prevent it from recurring.
If the Reportable Event involves an Overpayment, within 60 days of identification of the Overpayment, Diversicare shall repay the Overpayment, in accordance with the requirements of 42 U.S.C. § 1320a-7k(d) and any applicable regulations and Centers for Medicare and Medicaid Services (CMS) guidance and provide OIG with a copy of the notification and repayment.
4.    Reportable Events under Section III.J.1.c. For Reportable Events under Section III.J.1.c, the report to OIG shall include:

a.	the identity of the Ineligible Person and the job duties performed by that individual;

b.	the dates of the Ineligible Person’s employment or contractual relationship or medical staff membership;

c.
a description of the Exclusion List screening that Diversicare completed before and/or during the Ineligible Person’s employment or contract or medical staff membership and any flaw or breakdown in the screening process that led to the hiring or contracting with or credentialing the Ineligible Person;

d.	a description of how the Ineligible Person was identified; and

e.	a description of any corrective action implemented to prevent future employment or contracting with or credentialing an Ineligible Person.
5.    Reportable Events under Section III.J.1.d. For Reportable Events under Section III.J.1.d, the report to OIG shall include documentation of the bankruptcy filing and a description of any Federal health care program requirements implicated.
6.      Reportable Events Involving the Stark Law.  Notwithstanding the reporting requirements outlined above, any Reportable Event that involves solely a probable violation of section 1877 of the Social Security Act, 42 U.S.C. §1395nn (the Stark Law) should be submitted by Diversicare to CMS through the self-referral disclosure protocol (SRDP), with a copy to the OIG. If Diversicare identifies a probable violation of the Stark Law and repays the applicable Overpayment directly to the CMS contractor, then Diversicare is not required by this Section III.J to submit the Reportable Event to CMS through the SRDP.

IV.	SUCCESSOR LIABILITY
In the event that, after the Effective Date, Diversicare proposes to (a) sell any or all of its business, business units, or locations (whether through a sale of assets, sale of stock, or other type of transaction) relating to the furnishing of items or services that may be reimbursed by a Federal health care program; or (b) purchase or establish a new business, business unit, or location relating to the furnishing of items or services that may be reimbursed by a Federal health care program, the CIA shall be binding on the purchaser of any business, business unit, or location and any new business, business unit, or location (and all Covered Persons at each new business, business unit, or location) shall be subject to the applicable requirements of this CIA, unless otherwise determined and agreed to in writing by OIG. Diversicare shall give notice of such sale or purchase to OIG within 30 days following the closing of the transaction.
If, in advance of a proposed sale or a proposed purchase, Diversicare wishes to obtain a determination by OIG that the proposed purchaser or the proposed acquisition will not be subject to the requirements of the CIA, Diversicare must notify OIG in writing of the proposed sale or purchase at least 30 days in advance. This notification shall include a description of the business, business unit, or location to be sold or purchased, a brief description of the terms of the transaction and, in the case of a proposed sale, the name and contact information of the prospective purchaser.
V.    IMPLEMENTATION AND ANNUAL REPORTS
A.    Implementation Report
Within 120 days after the Effective Date, Diversicare shall submit a written report to OIG summarizing the status of its implementation of the requirements of this CIA (Implementation Report). The Implementation Report shall, at a minimum, include:
1.    the name, business address, business phone number, and position description of the Compliance Officer required by Section III.A.1, and a summary of other noncompliance job responsibilities the Compliance Officer may have;
2.    the name, address, phone number, and position description of the Compliance Directors required by Section III.A.2, and a summary of other noncompliance job responsibilities the Compliance Directors may have;
3.    the names and positions of the members of the Compliance Committee required by Section III.A.3;
4.    the names of the Board members who are responsible for satisfying the Board compliance obligations described in Section III.A.4;
5.    the names and positions of the Certifying Employees required by Section III.A.5 and a copy of the written process for Certifying Employees to follow in order to complete the certification required by Section III.A.5;
6.    a list of the Policies and Procedures required by Section III.B;
7.    the Training Plan required by Section III.C.1 and a description of the Board training required by Section III.C.2 (including a summary of the topics covered, the length of the training, and when the training was provided);
8.    the following information regarding the IRO(s): (a) identity, address, and phone number; (b) a copy of the engagement letter; (c) information to demonstrate that the IRO has the qualifications outlined in Appendix A to this CIA; and (d) a certification from the IRO regarding its professional independence and objectivity with respect to Diversicare that includes a summary of all current and prior engagements between Diversicare and the IRO;
9.    a description of the risk assessment and internal review process required by Section III.E;
10.    a description of the Disclosure Program required by Section III.F;
11.    a description of the Ineligible Persons screening and removal process required by Section III.G;
12.    a copy of Diversicare’s policies and procedures regarding the identification, quantification and repayment of Overpayments required by Section III.I;
13.    a description of Diversicare’s corporate structure, including identification of any parent and sister companies, subsidiaries, and their respective lines of business;
14.    a list of all of Diversicare’s locations (including locations and mailing addresses), the corresponding name under which each location is doing business, and the location’s Medicare and state Medicaid program provider number and/or supplier number(s); and
15.    the certifications required by Section V.C.
B.    Annual Reports
Diversicare shall submit to OIG a written report on its compliance with the CIA requirements for each of the five Reporting Periods (Annual Report). Each Annual Report shall include, at a minimum, the following information:
1.    any change in the identity, position description, or other noncompliance job responsibilities of the Compliance Officer and Compliance Directors; a current list of the Compliance Committee members, a current list of the Board members who are responsible for satisfying the Board compliance obligations, and a current list of the Certifying Employees, along with the identification of any changes made during the Reporting Period to the Compliance Committee, Board, and Certifying Employees;
2.    a description of any changes to the written process for Certifying Employees to follow in order to complete the certification required by Section III.A.5;
3.    the dates of each report made by the Compliance Officer to the Board (written documentation of such reports shall be made available to OIG upon request);
4.    the Board resolution required by Section III.A.4 and a description of the documents and other materials reviewed by the Board, as well as any additional steps taken, in its oversight of the compliance program and in support of making the resolution;
5.    a copy of the Compliance Program Review Report prepared by the Compliance Expert as required by Section III.A.4;
6.    a list of any new or revised Policies and Procedures developed during the Reporting Period;
7.    a description of any changes to Diversicare’s Training Plan developed pursuant to Section III.C, and a summary of any Board training provided during the Reporting Period;
8.    a complete copy of all reports prepared pursuant to Section III.D and Diversicare’s response to the reports, along with corrective action plan(s) related to any issues raised by the reports, including Diversicare’s determination of whether the CMS overpayment rule requires the repayment of an extrapolated Overpayment (as defined in Appendices B and C);
9.    a certification from the IRO regarding its professional independence and objectivity with respect to Diversicare, including a summary of all current and prior engagements between Diversicare and the IRO;
10.    a description of any changes to the risk assessment and internal review process required by Section III.E, including the reasons for such changes;
11.    a summary of the following components of the risk assessment and internal review process during the Reporting Period: (a) work plans developed, (b) internal audits performed, (c) corrective action plans developed in response to internal audits, and (d) steps taken to track the implementation of the corrective action plans. Copies of any work plans, internal audit reports, and corrective action plans shall be made available to OIG upon request;
12.    a summary of the disclosures in the disclosure log required by Section III.F that relate to Federal health care programs, including at least the following information: (a) a description of the disclosure, (b) the date the disclosure was received, (c) the resolution of the disclosure, and (d) the date the disclosure was resolved (if applicable). The complete disclosure log shall be made available to OIG upon request;
13.    a description of any changes to the Ineligible Persons screening and removal process required by Section III.G, including the reasons for such changes;
14.    a summary describing any ongoing investigation or legal proceeding required to have been reported pursuant to Section III.H. The summary shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding;
15.    a description of any changes to the Overpayment policies and procedures required by Section III.I, including the reasons for such changes;
16.    a summary of Reportable Events (as defined in Section III.J) identified during the Reporting Period;
17.    a summary of any audits conducted during the applicable Reporting Period by any Medicare or state Medicaid program contractor or any government entity or contractor, involving a review of Federal health care program claims, and Diversicare’s response/corrective action plan (including information regarding any Federal health care program refunds) relating to the audit findings;
18.    a description of all changes to the most recently provided list of Diversicare’s locations as required by Section V.A.14;
19.    a description of any changes to Diversicare’s corporate structure, including any parent and sister companies, subsidiaries, and their respective lines of business; and
20.    the certifications required by Section V.C.
The first Annual Report shall be received by OIG no later than 60 days after the end of the first Reporting Period. Subsequent Annual Reports shall be received by OIG no later than the anniversary date of the due date of the first Annual Report.
C.    Certifications
1.    Certifying Employees. In each Annual Report, Diversicare shall include the certifications of Certifying Employees required by Section III.A.5;
2.    Compliance Officer and Chief Executive Officer. The Implementation Report and each Annual Report shall include a certification by the Compliance Officer and Chief Executive Officer that:

a.	to the best of his or her knowledge, except as otherwise described in the report, Diversicare has implemented and is in compliance with all of the requirements of this CIA;

b.	he or she has reviewed the report and has made reasonable inquiry regarding its content and believes that the information in the report is accurate and truthful; and

c.	he or she understands that the certification is being provided to and relied upon by the United States
3.    Chief Financial Officer. The first Annual Report shall include a certification by the Chief Financial Officer that, to the best of his or her knowledge, Diversicare has complied with its obligations under the Settlement Agreement: (a) not to resubmit to any Federal health care program payors any previously denied claims related to the Covered Conduct addressed in the Settlement Agreement, and not to appeal any such denials of claims; (b) not to charge to or otherwise seek payment from federal or state payors for unallowable costs (as defined in the Settlement Agreement); and (c) to identify and adjust any past charges or claims for unallowable costs; and (d) he or she understands that the certification is being provided to and relied upon by the United States.
D.    Designation of Information
Diversicare shall clearly identify any portions of its submissions that it believes are trade secrets, or information that is commercial or financial and privileged or confidential, and therefore potentially exempt from disclosure under the Freedom of Information Act (FOIA), 5 U.S.C. § 552. Diversicare shall refrain from identifying any information as exempt from disclosure if that information does not meet the criteria for exemption from disclosure under FOIA.
VI.    NOTIFICATIONS AND SUBMISSION OF REPORTS
Unless otherwise stated in writing after the Effective Date, all notifications and reports required under this CIA shall be submitted to the following entities:
OIG:

Administrative and Civil Remedies Branch
Office of Counsel to the Inspector General
Office of Inspector General
U.S. Department of Health and Human Services
Cohen Building, Room 5527
330 Independence Avenue, S.W.
Washington, DC 20201
Telephone: 202.619.2078
Facsimile: 202.205.0604

Diversicare:

Angie Mulder
Chief Compliance Offier
Diversicare Healthcare Services, Inc.
1621 Galleria Blvd.
Brentwood, TN 37027
Telephone: 615.771.7575
Email: amulder@dvcr.com

Unless otherwise specified, all notifications and reports required by this CIA may be made by electronic mail, overnight mail, hand delivery, or other means, provided that there is proof that such notification was received. Upon request by OIG, Diversicare may be required to provide OIG with an additional copy of each notification or report required by this CIA in OIG’s requested format (electronic or paper).
VII.    OIG INSPECTION, AUDIT, AND REVIEW RIGHTS
In addition to any other rights OIG may have by statute, regulation, or contract, OIG or its duly authorized representative(s) may conduct interviews, examine and/or request copies of or copy Diversicare’s books, records, and other documents and supporting materials, and conduct on-site reviews of any of Diversicare’s locations, for the purpose of verifying and evaluating: (a) Diversicare’s compliance with the terms of this CIA and (b) Diversicare’s compliance with the requirements of the Federal health care programs. The documentation described above shall be made available by Diversicare to OIG or its duly authorized representative(s) at all reasonable times for inspection, audit, and/or reproduction. Furthermore, for purposes of this provision, OIG or its duly authorized representative(s) may interview any of Diversicare’s owners, employees, contractors, and directors who consent to be interviewed at the individual’s place of business during normal business hours or at such other place and time as may be mutually agreed upon between the individual and OIG. Diversicare shall assist OIG or its duly authorized representative(s) in contacting and arranging interviews with such individuals upon OIG’s request. Diversicare’s owners, employees, contractors, and directors may elect to be interviewed with or without a representative of Diversicare present.
VIII.    DOCUMENT AND RECORD RETENTION
Diversicare shall maintain for inspection all documents and records relating to reimbursement from the Federal health care programs and to compliance with this CIA for six years (or longer if otherwise required by law) from the Effective Date.
IX.     DISCLOSURES
Consistent with HHS’s FOIA procedures, set forth in 45 C.F.R. Part 5, OIG shall make a reasonable effort to notify Diversicare prior to any release by OIG of information submitted by Diversicare pursuant to its obligations under this CIA and identified upon submission by Diversicare as trade secrets, or information that is commercial or financial and privileged or confidential, under the FOIA rules. With respect to such releases, Diversicare shall have the rights set forth at 45 C.F.R. § 5.42(a).
X.    BREACH AND DEFAULT PROVISIONS
Diversicare is expected to fully and timely comply with all of its CIA obligations.
A.    Stipulated Penalties for Failure to Comply with Certain Obligations
As a contractual remedy, Diversicare and OIG hereby agree that failure to comply with certain obligations as set forth in this CIA may lead to the imposition of the following monetary penalties (hereinafter referred to as “Stipulated Penalties”) in accordance with the following provisions.
1.    A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) per obligation for each day Diversicare fails to establish, implement or comply with any of the following obligations as described in Section III:

a.	a Compliance Officer;

b.	Compliance Directors

c.	a Compliance Committee;

d.
the Board compliance obligations and the engagement of a Compliance Expert, the performance of a Compliance Program Review and the preparation of a Compliance Program Review Report, as required by Section III.A.4;

e.	the management certification obligations and the development and implementation of a written process for Certifying Employees, as required by Section III.A.5;

f.	written Policies and Procedures;

g.	the development of a written training plan and the training and education of Covered Persons and Board members;

h.	a risk assessment and internal review process;

i.	a Disclosure Program;

j.	Ineligible Persons screening and removal requirements;

k.	notification of Government investigations or legal proceedings;

l.	policies and procedures regarding the repayment of Overpayments; and

m.	reporting of Reportable Events.
2.    A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Diversicare fails to engage and use an IRO, as required by Section III.D, and Appendices A through C.
3.    A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Diversicare fails to timely submit (a) a complete Implementation Report or Annual Report, (b) a certification to OIG in accordance with the requirements of Section V, or (c) a complete response to any request for information from OIG.
4.    A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Diversicare fails to submit any Claims Review Report in accordance with the requirements of Section III.D and Appendices B and C or fails to repay any Overpayment identified by the IRO, as required by Appendices B and C.
5.    A Stipulated Penalty of $1,500 for each day Diversicare fails to grant access as required in Section VII (This Stipulated Penalty shall begin to accrue on the date Diversicare fails to grant access.).
6.    A Stipulated Penalty of $50,000 for each false certification submitted by or on behalf of Diversicare as part of its Implementation Report, any Annual Report, additional documentation to a report (as requested by OIG), or otherwise required by this CIA.
7.    A Stipulated Penalty of $2,500 for each day Diversicare fails to grant the IRO access to all records and personnel necessary to complete the reviews listed in Section III.D, and for each day Diversicare fails to furnish accurate and complete records to the IRO, as required by Section III.D and Appendix A.
8.    A Stipulated Penalty of $1,000 for each day Diversicare fails to comply fully and adequately with any obligation of this CIA. OIG shall provide notice to Diversicare stating the specific grounds for its determination that Diversicare has failed to comply fully and adequately with the CIA obligation(s) at issue and steps Diversicare shall take to comply with the CIA. (This Stipulated Penalty shall begin to accrue 10 business days after the date Diversicare receives this notice from OIG of the failure to comply.) A Stipulated Penalty as described in this Subsection shall not be demanded for any violation for which OIG has sought a Stipulated Penalty under Subsections 1-7 of this Section.
B.    Timely Written Requests for Extensions
Diversicare may, in advance of the due date, submit a timely written request for an extension of time to perform any act or file any notification or report required by this CIA. Notwithstanding any other provision in this Section, if OIG grants the timely written request with respect to an act, notification, or report, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until one day after Diversicare fails to meet the revised deadline set by OIG. Notwithstanding any other provision in this Section, if OIG denies such a timely written request, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until three business days after Diversicare receives OIG’s written denial of such request or the original due date, whichever is later. A “timely written request” is defined as a request in writing received by OIG at least five business days prior to the date by which any act is due to be performed or any notification or report is due to be filed.
C.    Payment of Stipulated Penalties
1.    Demand Letter. Upon a finding that Diversicare has failed to comply with any of the obligations described in Section X.A and after determining that Stipulated Penalties are appropriate, OIG shall notify Diversicare of: (a) Diversicare’s failure to comply; and (b) OIG’s exercise of its contractual right to demand payment of the Stipulated Penalties. (This notification shall be referred to as the “Demand Letter.”)
2.    Response to Demand Letter. Within 10 business days after the receipt of the Demand Letter, Diversicare shall either: (a) cure the breach to OIG’s satisfaction and pay the applicable Stipulated Penalties or (b) request a hearing before an HHS administrative law judge (ALJ) to dispute OIG’s determination of noncompliance, pursuant to the agreed upon provisions set forth below in Section X.E. In the event Diversicare elects to request an ALJ hearing, the Stipulated Penalties shall continue to accrue until Diversicare cures, to OIG’s satisfaction, the alleged breach in dispute. Failure to respond to the Demand Letter in one of these two manners within the allowed time period shall be considered a material breach of this CIA and shall be grounds for exclusion under Section X.D.
3.    Form of Payment. Payment of the Stipulated Penalties shall be made by electronic funds transfer to an account specified by OIG in the Demand Letter.
4.    Independence from Material Breach Determination. Except as set forth in Section X.D.1.c, these provisions for payment of Stipulated Penalties shall not affect or otherwise set a standard for OIG’s decision that Diversicare has materially breached this CIA, which decision shall be made at OIG’s discretion and shall be governed by the provisions in Section X.D, below.
D.    Exclusion for Material Breach of this CIA
1.    Definition of Material Breach. A material breach of this CIA means:

a.	repeated violations or a flagrant violation of any of the obligations under this CIA, including, but not limited to, the obligations addressed in Section X.A;

b.	a failure by Diversicare to report a Reportable Event, take corrective action, or make the appropriate refunds, as required in Section III.J;

c.	a failure to respond to a Demand Letter concerning the payment of Stipulated Penalties in accordance with Section X.C; or

d.	a failure to engage and use an IRO in accordance with Section III.D, Appendix A, or Appendix B.
2.    Notice of Material Breach and Intent to Exclude. The parties agree that a material breach of this CIA by Diversicare constitutes an independent basis for Diversicare’s exclusion from participation in the Federal health care programs. The length of the exclusion shall be in the OIG’s discretion, but not more than five years per material breach. Upon a determination by OIG that Diversicare has materially breached this CIA and that exclusion is the appropriate remedy, OIG shall notify Diversicare of: (a) Diversicare’s material breach; and (b) OIG’s intent to exercise its contractual right to impose exclusion. (This notification shall be referred to as the “Notice of Material Breach and Intent to Exclude.”)
3.    Opportunity to Cure. Diversicare shall have 30 days from the date of receipt of the Notice of Material Breach and Intent to Exclude to demonstrate that:

a.	the alleged material breach has been cured; or

b.
the alleged material breach cannot be cured within the 30 day period, but that: (i) Diversicare has begun to take action to cure the material breach; (ii) Diversicare is pursuing such action with due diligence; and (iii) Diversicare has provided to OIG a reasonable timetable for curing the material breach.

4.    Exclusion Letter. If, at the conclusion of the 30-day period, Diversicare fails to satisfy the requirements of Section X.D.3, OIG may exclude Diversicare from participation in the Federal health care programs. OIG shall notify Diversicare in writing of its determination to exclude Diversicare. (This letter shall be referred to as the “Exclusion Letter.”) Subject to the Dispute Resolution provisions in Section X.E, below, the exclusion shall go into effect 30 days after the date of Diversicare’s receipt of the Exclusion Letter. The exclusion shall have national effect. Reinstatement to program participation is not automatic. At the end of the period of exclusion, Diversicare may apply for reinstatement by submitting a written request for reinstatement in accordance with the provisions at 42 C.F.R. §§ 1001.3001-.3004.
E.    Dispute Resolution
1.    Review Rights. Upon OIG’s delivery to Diversicare of its Demand Letter or of its Exclusion Letter, and as an agreed-upon contractual remedy for the resolution of disputes arising under this CIA, Diversicare shall be afforded certain review rights comparable to the ones that are provided in 42 U.S.C. § 1320a-7(f) and 42 C.F.R. Part 1005 as if they applied to the Stipulated Penalties or exclusion sought pursuant to this CIA. Specifically, OIG’s determination to demand payment of Stipulated Penalties or to seek exclusion shall be subject to review by an HHS ALJ and, in the event of an appeal, the HHS Departmental Appeals Board (DAB), in a manner consistent with the provisions in 42 C.F.R. § 1005.2-1005.21. Notwithstanding the language in 42 C.F.R. § 1005.2(c), the request for a hearing involving Stipulated Penalties shall be made within 10 days after receipt of the Demand Letter and the request for a hearing involving exclusion shall be made within 25 days after receipt of the Exclusion Letter. The procedures relating to the filing of a request for a hearing can be found at http://www.hhs.gov/dab/divisions/civil/procedures/divisionprocedures.html
2.    Stipulated Penalties Review. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for Stipulated Penalties under this CIA shall be: (a) whether Diversicare was in full and timely compliance with the obligations of this CIA for which OIG demands payment; and (b) the period of noncompliance. Diversicare shall have the burden of proving its full and timely compliance and the steps taken to cure the noncompliance, if any. OIG shall not have the right to appeal to the DAB an adverse ALJ decision related to Stipulated Penalties. If the ALJ agrees with OIG with regard to a finding of a breach of this CIA and orders Diversicare to pay Stipulated Penalties, such Stipulated Penalties shall become due and payable 20 days after the ALJ issues such a decision unless Diversicare requests review of the ALJ decision by the DAB. If the ALJ decision is properly appealed to the DAB and the DAB upholds the determination of OIG, the Stipulated Penalties shall become due and payable 20 days after the DAB issues its decision.
3.    Exclusion Review. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for exclusion based on a material breach of this CIA shall be whether Diversicare was in material breach of this CIA and, if so, whether:

a.	Diversicare cured such breach within 30 days of its receipt of the Notice of Material Breach; or

b.
the alleged material breach could not have been cured within the 30 day period, but that, during the 30 day period following Diversicare’s receipt of the Notice of Material Breach: (i) Diversicare had begun to take action to cure the material breach; (ii) Diversicare pursued such action with due diligence; and (iii) Diversicare provided to OIG a reasonable timetable for curing the material breach.

For purposes of the exclusion herein, exclusion shall take effect only after an ALJ decision favorable to OIG, or, if the ALJ rules for Diversicare, only after a DAB decision in favor of OIG. Diversicare’s election of its contractual right to appeal to the DAB shall not abrogate OIG’s authority to exclude Diversicare upon the issuance of an ALJ’s decision in favor of OIG. If the ALJ sustains the determination of OIG and determines that exclusion is authorized, such exclusion shall take effect 20 days after the ALJ issues such a decision, notwithstanding that Diversicare may request review of the ALJ decision by the DAB. If the DAB finds in favor of OIG after an ALJ decision adverse to OIG, the exclusion shall take effect 20 days after the DAB decision. Diversicare shall waive its right to any notice of such an exclusion if a decision upholding the exclusion is rendered by the ALJ or DAB. If the DAB finds in favor of Diversicare, Diversicare shall be reinstated effective on the date of the original exclusion.
4.    Finality of Decision. The review by an ALJ or DAB provided for above shall not be considered to be an appeal right arising under any statutes or regulations. Consequently, the parties to this CIA agree that the DAB’s decision (or the ALJ’s decision if not appealed) shall be considered final for all purposes under this CIA.
XI.    EFFECTIVE AND BINDING AGREEMENT
Diversicare and OIG agree as follows:
A.    This CIA shall become final and binding on the date the final signature is obtained on the CIA.
B.    This CIA constitutes the complete agreement between the parties and may not be amended except by written consent of the parties to this CIA.
C.    OIG may agree to a suspension of Diversicare’s obligations under this CIA based on a certification by Diversicare that it is no longer providing health care items or services that will be billed to any Federal health care program and it does not have any ownership or control interest, as defined in 42 U.S.C. §1320a-3, in any entity that bills any Federal health care program. If Diversicare is relieved of its CIA obligations, Diversicare shall be required to notify OIG in writing at least 30 days in advance if Diversicare plans to resume providing health care items or services that are billed to any Federal health care program or to obtain an ownership or control interest in any entity that bills any Federal health care program. At such time, OIG shall evaluate whether the CIA will be reactivated or modified.
D.     All requirements and remedies set forth in this CIA are in addition to and do not affect (1) Diversicare’s responsibility to follow all applicable Federal health care program requirements or (2) the government’s right to impose appropriate remedies for failure to follow applicable Federal health care program requirements.
E.    The undersigned Diversicare signatories represent and warrant that they are authorized to execute this CIA. The undersigned OIG signatories represent that they are signing this CIA in their official capacities and that they are authorized to execute this CIA.
F.    This CIA may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same CIA. Electronically transmitted copies of signatures shall constitute acceptable, binding signatures for purposes of this CIA.
ON BEHALF OF DIVERSICARE

/s/ James R. McKnight, Jr                1/31/2020
JAMES R. McKNIGHT, JR.                DATE
Chief Executive Officer
Diversicare Healthcare Services, Inc.

/s/ Jeff H. Gibson                        1/31/2020
JEFF H. GIBSON                        DATE
Bass, Berry & Sims PLC
Counsel for Diversicare

ON BEHALF OF THE OFFICE OF INSPECTOR GENERAL
OF THE DEPARTMENT OF HEALTH AND HUMAN SERVICES

/s/ Lisa M. Re                             2/5/2020
LISA M. RE                                DATE
Assistant Inspector General for Legal Affairs
Office of Inspector General
U.S. Department of Health and Human Services

/s/ Lisa G.Veigel                            2/14/2020
LISA G. VEIGEL                            DATE
Senior Counsel
Office of Inspector General
U.S. Department of Health and Human Services

APPENDIX A

INDEPENDENT REVIEW ORGANIZATION

This Appendix contains the requirements relating to the Independent Review
Organization (IRO) required by Section III.D of the CIA.

A.	IRO Engagement

1.     Diversicare shall engage an IRO that possesses the qualifications set forth in Paragraph B, below, to perform the responsibilities in Paragraph C, below. The IRO shall conduct the review in a professionally independent and objective fashion, as set forth in Paragraph E. Within 30 days after OIG receives the information identified in
Section V.A.8 of the CIA or any additional information submitted by Diversicare in response to a request by OIG, whichever is later, OIG will notify Diversicare if the IRO is unacceptable. Absent notification from OIG that the IRO is unacceptable, Diversicare may continue to engage the IRO.

2.     If Diversicare engages a new IRO during the term of the CIA, that IRO must also meet the requirements of this Appendix. If a new IRO is engaged, Diversicare shall submit the information identified in Section V.A.8 of the CIA to OIG within 30 days of engagement of the IRO. Within 30 days after OIG receives this information or any additional information submitted by Diversicare at the request of OIG, whichever is later, OIG will notify Diversicare if the IRO is unacceptable. Absent notification from
OIG that the IRO is unacceptable, Diversicare may continue to engage the IRO.

B.	IRO Qualifications

The IRO shall:

1.     assign individuals to conduct the Claims Review who have expertise in the
Medicare and state Medicaid program requirements applicable to the claims being reviewed;

2.     assign individuals to design and select the Claims Review sample who are knowledgeable about the appropriate statistical sampling techniques;

3.     assign individuals to conduct the coding review portions of the Claims
Review who have a nationally recognized coding certification and who have maintained this certification (e.g., completed applicable continuing education requirements);

4.     assign licensed nurses or physicians with relevant education, training and specialized expertise (or other licensed health care professionals acting within their scope of practice and specialized expertise) to make the medical necessity determinations required by the Claims Review; and

5.     have sufficient staff and resources to conduct the reviews required by the
CIA on a timely basis.

C.	IRO Responsibilities

The IRO shall:

1.     perform each Claims Review in accordance with the specific requirements of the CIA;

2.     follow all applicable Medicare and state Medicaid program rules and reimbursement guidelines in making assessments in the Claims Review;

3.     request clarification from the appropriate authority (e.g., Medicare contractor), if in doubt of the application of a particular Medicare or state Medicaid program policy or regulation;

4.     respond to all OIG inquires in a prompt, objective, and factual manner; and

5.     prepare timely, clear, well-written reports that include all the information required by Appendix B to the CIA.

D.     Diversicare Responsibilities

Diversicare shall ensure that the IRO has access to all records and personnel necessary to complete the reviews listed in III.D of this CIA and that all records furnished to the IRO are accurate and complete.

E.    IRO Independence and Objectivity

The IRO must perform the Claims Review in a professionally independent and objective fashion, as defined in the most recent Government Auditing Standards issued by the U.S. Government Accountability Office.

F.     IRO Removal/Termination

1.     Diversicare and IRO. If Diversicare terminates its IRO or if the IRO withdraws from the engagement during the term of the CIA, Diversicare must submit a notice explaining (a) its reasons for termination of the IRO or (b) the IRO’s reasons for its withdrawal to OIG, no later than 30 days after termination or withdrawal. Diversicare must engage a new IRO in accordance with Paragraph A of this Appendix and within 60 days of termination or withdrawal of the IRO.

2.     OIG Removal of IRO. In the event OIG has reason to believe the IRO does not possess the qualifications described in Paragraph B, is not independent and objective as set forth in Paragraph E, or has failed to carry out its responsibilities as described in
Paragraph C, OIG shall notify Diversicare in writing regarding OIG’s basis for determining that the IRO has not met the requirements of this Appendix. Diversicare shall have 30 days from the date of OIG’s written notice to provide information regarding the IRO’s qualifications, independence or performance of its responsibilities in order to resolve the concerns identified by OIG. If, following OIG’s review of any information provided by Diversicare regarding the IRO, OIG determines that the IRO has not met the requirements of this Appendix, OIG shall notify Diversicare in writing that Diversicare shall be required to engage a new IRO in accordance with Paragraph A of this Appendix.
Diversicare must engage a new IRO within 60 days of its receipt of OIG’s written notice.
The final determination as to whether or not to require Diversicare to engage a new IRO shall be made at the sole discretion of OIG.

APPENDIX B

SKILLED NURSING FACILITY CLAIMS REVIEW

A.     Claims Review. The IRO shall perform the Skilled Nursing Facility Claims
Review (Claims Review) annually to cover each of the five Reporting Periods. The
Claims Review shall be conducted at 8% of Diversicare’s facilities or at least 5 facilities, whichever is greater (“Subject Facilities”), for each Reporting Period. The IRO shall perform all components of each Claims Review.

1.     Definitions. For the purposes of the Claims Review, the following definitions shall be used:

a.	Overpayment: The amount of money Diversicare has
received in excess of the amount due and payable under
Medicare program requirements, as determined by the IRO in
connection with the Claims Review performed under this
Appendix B.

b.	Patient Stay: A covered Medicare Part A stay in a Subject
Facility during the Reporting Period under review.

c.	Paid Claim: A claim submitted by Diversicare and for which
Diversicare has received reimbursement from the Medicare
Part A program.

d.	Population: The Population shall be defined as all Patient
Stays for which at least one Paid Claim was submitted during the 12-month period covered by the Claims Review.

2.     Selection of Subject Facilities. OIG shall select the Subject Facilities and provide the identities of those facilities to the IRO at least 30 days before the end of each
Reporting Period. In order to facilitate the OIG’s selection of the Subject Facilities, at least 90 days prior to the end of the Reporting Period, Diversicare shall furnish to OIG the most recent Program for Evaluating Payment Patterns Electronic Report (“PEPPER”)
and the following data for each Diversicare facility for the prior calendar year: (1)
geographic location, (2) Federal health care program patient census, (3) Medicare revenues, (4) average patient lengths of stay, and (5) other data determined by the OIG in its discretion.

3.     Claims Review Sample. The IRO shall randomly select and review a sample of 30 Patient Stays in the Population at each Subject Facility (each selection of
Patient Stays at a Subject Facility shall be referred to as a “Claims Review Sample”).

The IRO shall review the Patient Stay and all Paid Claims associated with each selected
Patient Stay. The Patient Stay and associated Paid Claims shall be reviewed based on the supporting documentation available at Diversicare’s office or under Diversicare’s control, and applicable Medicare program requirements and practice guidelines endorsed by the
American Physical Therapy Association, the American Occupational Therapy
Association, and the American Speech-Language-Hearing Association to determine whether the items and services furnished were (a) medically necessary and reasonable,
(b) appropriate and sufficient to meet the needs of a patient in the assigned Case-Mix
Groups, (c) appropriately documented, and (d) whether the associated Paid Claims were correctly coded, submitted, and reimbursed. The IRO’s review shall include a review of the following:

a.	eligibility for skilled nursing, rehabilitation therapy services, and non-therapy ancillary services

b.	required physician orders;

c.     comprehensive assessments to determine the individual needs of the patient;
d.    comprehensive care planning;

e.	provision of nursing, therapy, and non-therapy ancillary services according to the individualized care plans;

f.     provision of rehabilitation therapy services that are medically necessary and reasonable given the patient’s condition to improve, maintain, or slow deterioration of the patient’s condition, or restore his or her prior levels of function;

g.     discharge planning; and

h.     whether the information in the Minimum Data Set (MDS) associated with a Patient Stay that affects reimbursement is supported by the medical record.

For each Paid Claim associated with a Patient Stay in the Claims Review Sample that results in an Overpayment, the IRO shall review the system(s) and process(es) that generated the Paid Claim and identify any problems or weaknesses that may have resulted in the identified Overpayments. The IRO shall provide its observations and recommendations on suggested improvements to the system(s) and process(es) that generated the Paid Claim.

5.     Other Requirements.

a.     Supplemental Materials. The IRO shall request all documentation and materials required for its review of each Paid Claims associated with each Patient Stay selected as part of the Claims Review Sample and Diversicare shall furnish such documentation and materials for each Paid Claim associated with each Patient Stay selected as part of the Claims Review Sample to the IRO prior to the IRO initiating its review of a specific Patient Stay in the Claims Review Sample. If the IRO accepts any supplemental documentation or materials from
Diversicare after the IRO has completed its initial review of a Patient
Stay selected as part of the Claims Review Samples (Supplemental
Materials), the IRO shall identify in the Claims Review Report the
Supplemental Materials, the date the Supplemental Materials were accepted, and the relative weight the IRO gave to the Supplemental
Materials in its review. In addition, the IRO shall include a narrative in the Claims Review Report describing the process by which the
Supplemental Materials were accepted and the IRO’s reasons for accepting the Supplemental Materials.

b.     Paid Claims without Supporting Documentation. Any Paid Claim for which Diversicare cannot produce documentation shall be
considered an error and the total reimbursement received by
Diversicare for such Paid Claim shall be deemed an Overpayment.
Replacement sampling for Paid Claims with missing documentation is not permitted.

c.     Use of First Samples Drawn. For the purposes of the Claims Review
Sample discussed in this Appendix, the first set of Patient Stays selected for the Subject Facility shall be used (i.e., it is not permissible to generate more than one list of random samples and then select one for use with a Claims Review Sample).

6.     Repayment of Identified Overpayments. Diversicare shall repay within 60 days any Overpayment(s) identified by the IRO in the Claims Review Sample, in accordance with the requirements of 42 U.S.C. § 1320a-7k(d) and 42 C.F.R. § 401.301-
305 (and any applicable CMS guidance) (the “CMS overpayment rule”). If Diversicare determines that the CMS overpayment rule requires that an extrapolated Overpayment be repaid for any of the Subject Facilities, Diversicare shall repay that amount at the mean point estimate as calculated by the IRO. Diversicare shall make available to OIG all documentation that reflects the refund of the Overpayment(s) to the payor. OIG, in its sole discretion, may refer the findings of the Claims Review (and any related work papers) received from Diversicare to the appropriate Medicare contractor for appropriate follow up by the payor.

B.     Claims Review Report. The IRO shall prepare a Claims Review Report as described in this Appendix for each Claims Review performed. The following information shall be included in the Claims Review Report for each Claims Review
Sample.

1. Claims Review Methodology.

a.     Review Population. A description of the Population subject to the
Claims Review.

b.     Review Objective. A clear statement of the objective intended to be achieved by the Claims Review.

c.     Source of Data. A description of (1) the process used to identify the
Patient Stays in the Population and (2) the specific documentation and other information sources relied upon by the IRO when
performing the Claims Review (e.g., patient medical records,
Diversicare policies and procedures; Medicare carrier or
intermediary manual or bulletins (including issue and date); practice guidelines endorsed by the American Physical Therapy Association, the American Occupational Therapy Association, and the American
Speech-Language-Hearing Association; and other policies,
regulations, or directives).

d.     Review Protocol. A narrative description of how the Claims Review was conducted and what was evaluated.

e.     Supplemental Materials. A description of any Supplemental
Materials as required by A.5.a., above.

2.     Statistical Sampling Documentation.

a.     A copy of the printout of the random numbers generated by the
“Random Numbers” function of the statistical sampling software used by the IRO.

b.     A description or identification of the statistical sampling software package used by the IRO.

3.     Claims Review Findings.

a.     Narrative Results.

i.     A description of Diversicare’s billing and coding system(s), including the identification, by position description, of the personnel involved in the coding and billing.

ii.     A description of the controls in place at Diversicare to ensure that all items and services billed to Medicare Part A are
medically necessary and reasonable, appropriate and
sufficient to meet the needs of a patient in the assigned Case
Mix Groups, and appropriately documented.

iii.     A narrative explanation of the IRO’s findings and supporting rationale (including reasons for errors, patterns noted, etc.)
regarding the Claims Review, including the results of the
Claims Review Sample and the IRO’s findings regarding
items A.3.a-h above.

b.     Quantitative Results.

i.     Total number and percentage of instances in which the IRO                determined that the coding of the Paid Claims submitted by
Diversicare differed from what should have been the correct
coding and in which such difference resulted in an
Overpayment to Diversicare.
ii.     Total number and percentage of instances in which the IRO
determined that a Paid Claim was not appropriately
documented and in which such documentation errors resulted
in an Overpayment to Diversicare.

iii.     Total number and percentage of instances in which the IRO
determined that a Paid Claim was for items or services that
were not medically necessary and resulted in an Overpayment
to Diversicare.

iv.     Total number and percentage of instances in which the IRO
determined that a Paid Claim was for items and services that were not appropriate and sufficient to meet the needs of a

patient in the assigned Case Mix Groups and resulted in an
Overpayment to Diversicare.

v.     Total dollar amount of all Overpayments in the Claims
Review Sample.

vi.     Total dollar amount of Paid Claims in the Claims Review
Sample.

vii.     Error Rate in the Claims Review Sample. The Error Rate
shall be calculated by dividing the Overpayment in Claims
Review Sample by the total dollar amount associated with the
Paid Claims in the Claims Review Sample.

viii.     An estimate of the Overpayment in the Population at the
mean point estimate.

ix.     A spreadsheet of the Claims Review results for each Subject
Facility that includes the following information for each
selected Patient Stay and the associated Paid Claims: the
Federal health care program billed; beneficiary health
insurance claim number, dates of service, code submitted
(e.g., PDPM or RUG code), code reimbursed, allowed
amount by payor, correct code (as determined by the IRO),
correct allowed amount (as determined by the IRO), dollar
difference between allowed amount reimbursed by payor and
the correct allowed amount.

c.     Recommendations. The IRO’s report shall include any
recommendations for improvements to Diversicare’s billing and coding system or to Diversicare’s controls for ensuring that all items and services billed to Medicare Part A are medically necessary and reasonable, appropriate and sufficient to meet the needs of a patient in the assigned Case Mix Groups, and appropriately documented, based on the findings of the Claims Review.

4.     Credentials. The names and credentials of the individuals who: (1)
designed the statistical sampling procedures and the review methodology utilized for the
Claims Review and (2) performed the Claims Review.

Corporate Integrity Agreement
1
Diversicare Healthcare Services, Inc.